Exhibit 10.35

DIRECTOR CONFIDENTIALITY AGREEMENT

I understand that, as a director of a NEWPAGE GROUP, INC. (“NewPage”), I will receive and have access to confidential information and documents (written, electronic, oral and visual) about NewPage and its subsidiaries and about their business, plans, operations, financial results, customers, suppliers, competitors, products, manufacturing processes and other matters (“Confidential Information”). Confidential Information does not include any information or document that (1) has entered the public domain through no action on my part in violation of this Agreement, (2) was in my possession before being disclosed me by NewPage or its subsidiaries, or (3) was disclosed by NewPage or its subsidiaries to others on an unrestricted, non-confidential basis. Confidential Information also includes all notes, documents, and materials prepared by or for me that reflect, interpret, evaluate, include, or are derived from Confidential Information.

As a condition to my serving on the Board of Directors of NewPage, I agree that I will keep confidential all Confidential Information that I receive. I will make copies of documents containing Confidential Information only as required to perform my work as a director of NewPage. I will not disclose Confidential Information or provide originals or copies of these documents to anyone outside of NewPage except as required to perform my work as a director of NewPage. In particular, I agree that I will not disclose any Confidential Information to Stora Enso Oyj without written approval of the Board of Directors or of an officer of NewPage.

Date Signed: January 22, 2008	/S/ CHARLES E. LONG
Charles E. Long